Exhibit 99.2

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

JOSEPH J. LIBERATORE NAMED EXECUTIVE VICE PRESIDENT OF KFORCE INC.

TAMPA, Fla., July 29, 2008 (PRIME NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced that Joe Liberatore, CFO, has been named Executive Vice President in addition to his role as Chief Financial Officer for Kforce. Joe has been with Kforce for 18 years and his career promotions have taken him through virtually all parts of the Firm. Said David L. Dunkel, Kforce Chairman and Chief Executive Officer; “Joe has demonstrated extraordinary leadership as CFO and has assembled a first class finance team. As Executive Vice President, all Kforce stakeholders will benefit from Joe’s breadth and depth of experience both across Kforce and the continually evolving staffing landscape.”

Bill Sanders, Kforce President added; “Joe has been a great partner. He has been successful through a number of different staffing cycles. Our team looks forward to fully leveraging Joe’s expertise and leadership as we continue to evolve the Firm for even greater future success”.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 60 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at www.kforce.com.

The Kforce Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenue and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.